PRESS RELEASE

Contact:
Joel A. Fernandes
Threshold Pharmaceuticals
650-474-8273
IR@thresholdpharm.com

THRESHOLD PHARMACEUTICALS REPORTS FURTHER PROMISING DATA WITH
TH-302 IN SOFT TISSUE SARCOMA

Update of Fully Enrolled Phase 1/2 Clinical Trial at the Connective Tissue Oncology Society Meeting

SOUTH SAN FRANCISCO, CA – October 28, 2011 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) yesterday announced clinical trial results related to Threshold’s Phase 3 clinical stage hypoxia-activated prodrug, TH-302. The results were presented at the Connective Tissue Oncology Society (CTOS) Meeting in Chicago.

Sant P. Chawla, M.D., Sarcoma Oncology Center, Santa Monica and principal investigator for the study gave the oral presentation summarizing the Phase 2 results from the company’s fully enrolled 403 trial. This single arm study investigated TH-302 in combination with doxorubicin in patients with advanced soft tissue sarcoma. The Phase 2 component of the multi-center trial enrolled patients with metastatic or locally advanced unresectable soft tissue sarcoma who have not previously received chemotherapy outside of the adjuvant or neoadjuvant setting.  All patients were treated at the TH-302 maximum tolerated dose (MTD) of 300 mg/m2 in combination with 75 mg/m2 doxorubicin.

“The data from the complete set of patients in the large phase 2 portion of our study of TH-302 in combination with standard doxorubicin in soft tissue sarcoma patients is impressive,” said Dr. Chawla.  “Most notable, the data suggest a sizable improvement in efficacy over conventional doxorubicin alone.  Combined with its tolerability, the regimen has the potential to establish a new standard-of-care for the treatment of soft tissue sarcomas and provides ample justification for pursuing the registration of TH-302 in the ongoing Phase 3 trial comparing TH-302 plus doxorubicin versus doxorubicin alone.”

Ninety-one patients were included in the analyses including 89 patients with at least one evaluable post-treatment tumor assessment. Best responses were: 2 complete responses, 30 partial responses and 43 patients with stable disease for an overall response rate of 36% and a stable disease or better rate of 84%.  In addition to the reported response rates, median progression free survival was 6.7 months (95% confidence interval: 6.2 to 8.1 months) and the 6-month progression-free rate was 63%.  The median overall survival was 17.5 months (95% CI: 16.1 months to not reached) and the 12-month survival rate was 70%.

TH-302 continues to be well tolerated at the MTD of 300 mg/m2, including in patients receiving full dose doxorubicin. Nausea and fatigue were the most commonly reported adverse events and were reported in 70% and 67% of patients, respectively. Skin rash and hyperpigmentation were reported in 32% and 18% of patients respectively; and stomatitis, an inflammation of the mucous lining in the mouth and throat, was reported in 41% of patients. These events were all grade 1 or grade 2 and reversible. In regards to hematologic toxicity, at the MTD the frequency of grade 3/4 neutropenia and thrombocytopenia was 20% and 25%, respectively.  Febrile neutropenia or neutropenic sepsis were reported in 10% of patients.  There was no evidence of renal, hepatic or cardiotoxicity.

The 403 trial provided the basis for the ongoing pivotal Phase 3 study which will compare the same regimen investigated in the phase 2 portion of the 403 study against single agent doxorubicin.  This past February 2011, Threshold Pharmaceuticals announced that it had reached agreement with the U.S. Food and Drug Administration on a Special Protocol Assessment of the Phase 3 study which includes a primary efficacy endpoint of overall survival.  The international, randomized, controlled clinical trial, being conducted in partnership with the Sarcoma Alliance for Research through Collaboration (SARC), was initiated in September 2011 and will enroll 450 patients with metastatic or locally advanced unresectable soft tissue sarcoma.

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About The Clinical Trial

The 403 trial is a Phase 1/2, multicenter, dose escalation trial to determine the safety, efficacy and pharmacokinetics of TH-302 in combination with doxorubicin in patients with advanced soft tissue sarcoma. The trial was initiated in September 2008 and enrolled 101 patients. TH-302 is administered intravenously on days 1 and 8 of a 21 day cycle. Doxorubicin is dosed according to its package insert (75 mg/m2 on day 1 of the 21 day cycle).

About Soft Tissue Sarcoma

Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Soft tissue sarcomas are treated with surgery, chemotherapy and radiation. Doxorubicin as a single agent or in combination with ifosfamide are the most commonly used chemotherapeutic agents in patients with advanced soft tissue sarcoma, but response rates are generally low and toxicity can be significant. The American Cancer Society estimates that 10,520 people were diagnosed with a soft tissue sarcoma in the United States in 2010, and approximately 3,920 people died from the disease.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302 and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to raise sufficient funding to conduct the Phase 3 trial of TH-302 for patients with soft tissue sarcoma and to successfully enroll patients in a timely manner, whether the Company’s clinical trials will show results predicted by the Company’s pre-clinical trials or confirm the results of earlier trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process, any unanticipated or increased side-effects observed in patients receiving TH-302, and whether the results of the Phase 3 trial of TH-302 are sufficient to support regulatory approval by the FDA, notwithstanding the Special Protocol Assessment. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 4, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We do not intend to update any forward-looking statement made in this news release.
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170 Harbor Way, Suite 300, South San Francisco, CA 94080  tel: 650.474.8200  fax: 650.474.2529  www.thresholdpharm.com